Exhibit 10.62
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
PROXYMED TRANSACTION	)	Case No. 08-11551 (BLS)
SERVICES, INC., et al.,[1]	)
	)	(Joint Administration Requested)
Debtors.	)
	)	Ref. Docket No. 18
ORDER (A) APPROVING ASSET PURCHASE AGREEMENT AND AUTHORIZING
THE SALE OF ASSETS OF DEBTORS OUTSIDE THE ORDINARY COURSE OF
BUSINESS; (B) AUTHORIZING THE SALE OF ASSETS FREE AND CLEAR OF ALL
LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES; (C) AUTHORIZING THE
ASSUMPTION AND SALE AND ASSIGNMENT OF CERTAIN EXECUTORY
CONTRACTS AND UNEXPIRED LEASES: AND (D) GRANTING RELATED RELIEF
          Upon the motion, dated July 23, 2008 (the “Sale Motion”), of ProxyMed, Inc. and ProxyMed Transactional Services, Inc. (the “Seller”) for the entry of an order pursuant to sections 105, 363 and 365 of Title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) authorizing the Debtors to, inter alia, (i) enter into that certain Asset Purchase Agreement, dated as of July 23, 2008, between MHC Acquisition Corp. (“Purchaser”), and the Seller (the “Agreement,” as amended herein and attached hereto as Exhibit 1), (ii) sell substantially all of the Acquired Assets (also referred to herein as the “Assets”) free and clear of all Liens,2 with such sale to be in accordance with the terms and conditions of the Agreement; (iii) assume, sell and assign certain executory contracts and unexpired leases to the Purchaser;

[1]	The Debtors in these proceedings are: ProxyMed Transaction Services, Inc. f/k/a MedUnite, Inc. (Tax ID No. XX-XXX5613); ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (Tax ID No. XX-XXX2059); and ProxyMed Lab Services LLC f/k/a Key Communications Service, Inc. (Tax ID No. XX-XXX2059), each with a principal address of 1854 Shackleford Court, Suite 200, Norcross, GA 30093 and a mailing address of 1901 E. Alton Avenue, Suite 100, Santa Ana, CA 92705.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Sale Motion, the Agreement, or the Order (a) Approving Bid Procedures Relating to Sale of Substantially All of the Assets of the Debtors.; (b) Scheduling A Hearing to Consider the Sale and Approving the Form and Matter of Notices; (c) Establishing Procedures Relating to Assumption and Assignment of Certain Contracts, Including Notice of Proposed Cure Amounts; (d) Approving Expense Reimbursement and Break-Up Fee Provisions; and (e) Granting Related Relief.

and (iv) granting related relief; and this Court having entered an order dated August 6, 2008 (the “Bidding Procedures Order” and attached as Exhibit 1 thereto, the “Bid Procedures”) authorizing the Debtors to conduct, and approving the terms and conditions of, the Auction and Bid Procedures to consider higher or otherwise better offers for the Assets, establishing a date for the Auction, and approving, inter alia, (i) the Bid Procedures in connection with the Auction; (ii) the form and manner of notice of the Auction and Bid Procedures; (iii) procedures relating to certain Assumed Section 365 Contracts, including notice of proposed prepetition Cure Amounts; and (iv) the Expense Reimbursement and the Break-up Fee; and the Court having established the date of the Sale Hearing; and the Court having jurisdiction to consider the Sale Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157(b)(2) and 1334; and consideration of the Sale Motion, the relief requested therein, and the responses thereto, if any, being a core proceeding in accordance with 28 U.S.C. § 157(b); and the appearance of all interested parties and all responses and objections, if any, to the Sale Motion having been duly noted in the record of the Sale Hearing; and upon the record of the Sale Hearing, and all other pleadings and proceedings in this case, including the Sale Motion; and it appearing that the relief requested in the Sale Motion is in the best interests of the Debtors, their estates, their creditors and all other parties in interest; and after due deliberation and sufficient cause appearing therefore;
     IT IS HEREBY FOUND, DETERMINED AND CONCLUDED THAT:3
          A. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.
          B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

[3]	All findings of fact and conclusions of law announced by the Court at the Sale Hearing in relation to the Sale Motion are hereby incorporated herein to the extent not inconsistent herewith.

          C. The Court has jurisdiction over this matter and over the property of the Debtors, including the Assets to be sold, transferred or conveyed pursuant to the Agreement, and their respective estates pursuant to 28 U.S.C. § § 157 and 1334. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue of these chapter 11 cases and the Sale Motion in this district is proper pursuant to 28 U.S.C. § § 1408 and 1409.
          D. The statutory predicates for the relief sought in the Sale Motion and the basis for the approvals and authorizations herein are (i) Bankruptcy Code § § 102, 105, 363, 365, 1123, 1141 and 1146, and (ii) Bankruptcy Rules 2002, 6004, 6006 and 9014.
          E. This Order constitutes a final and appealable order within the meaning of 28 U.S.C. Section 158(a). To any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure as made applicable by Rule 7054 of the federal Rules of Bankruptcy Procedure, the Court expressly finds that there is no just reason for delay in the implementation of this Order, and expressly directs entry of judgment as set forth herein.
          F. On July 23, 2008 (the “Petition Date”), the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued in possession and management of their businesses and properties as debtors-in-possession pursuant to Bankruptcy Code § § 1107(a) and 1108.
          G. As evidenced by the affidavits of service filed with the Court, proper, timely, adequate, and sufficient notice of the Sale Motion, the Auction, and the Sale Hearing have been provided in accordance with Bankruptcy Code § § 102(1) and 363(b), Bankruptcy Rules 2002, 6004, 9006, 9007, 9008 and 9014, the local rules of this Court, the procedural due process requirements of the United States Constitution, and in compliance with the Bidding Procedures Order. The Debtors also gave due and proper notice of the assumption, sale, and assignment of each Assumed Section 365 Contract to each non-debtor party under each such Assumed Section 365 Contract. Such notice was good and sufficient and appropriate under the particular circumstances. No other or further notice of the Sale Motion, the Auction, the Sale

Hearing, the assumption and assignment of the Assumed Section 365 Contracts, or of the entry of this Order is necessary or shall be required.
          H. A reasonable opportunity to object or be heard regarding the requested relief has been afforded to all interested persons and entities, including, without limitation, (i) all entities that claim any interest in or lien upon the Assets; (ii) all parties to Assumed Section 365 Contracts assumed and sold and assigned pursuant to this Order; (iii) all governmental taxing authorities that have, or as a result of the sale of the Assets may have, claims, contingent or otherwise, against the Debtors; (iv) all parties that filed requests for notices under Bankruptcy Rule 9010(b) or were entitled to notice under Bankruptcy Rule 2002; (v) all known creditors (whether liquidated, contingent or unmatured) of the Debtors; (vi) all taxing authorities in the jurisdiction in which the Debtors operate (vii) all interested governmental, pension and environmental entities known by the Debtors to assert jurisdiction over the Debtors and to have in interest in the proposed Sale; (viii) the Office of the United States Trustee; (ix) counsel to any official Committee appointed in these cases; (x) counsel to the Debtors’ pre and post petition secured lenders; and (xi) entities known by the Debtors with an interest in purchasing the Assets. Other parties interested in bidding on the Assets were provided, upon request, sufficient information to make an informed judgment on whether to bid on the Assets.
          I. The Debtors have demonstrated a sufficient basis and the existence of exigent circumstances for them to enter into the Agreement, sell the Assets and assume and assign the Assumed Section 365 Contracts under Bankruptcy § § 363, 365, 1123 and 1141, and such actions are appropriate exercises of the Debtors’ business judgment and in the best interests of the Debtors, their estates and their creditors.
          J. The Bid Procedures set forth in the Bidding Procedures Order were non-collusive, substantively and procedurally fair to all parties and were the result of arms length negotiations between the Debtors and the Purchaser.
          K. The Debtors and their professionals have complied, in good faith, in all respects with the Bidding Procedures Order. As demonstrated by the testimony and other evidence proffered or adduced at the Sale Hearing through marketing efforts and a competitive sale process conducted in accordance with the Bidding Procedures Order, the Debtors (i) afforded interested potential purchasers a full, fair and reasonable opportunity to qualify as bidders and submit their highest or otherwise best offer to purchase all of the Debtors’ assets, and (ii) provided potential purchasers, upon request, sufficient information to enable them to make an informed judgment on whether to bid on the Assets.
          L. The Bidding Procedures obtained the highest value for the Assets for the Debtors and their estates.
          M. The offer of the Purchaser, upon the terms and conditions set forth in the Agreement, including the form and total consideration to be realized by the Debtors pursuant to the Agreement, (i) is the highest and best offer received by the Debtors; (ii) is fair and reasonable; (iii) is in the best interests of the Debtors’ creditors and estates; (iv) constitutes full and adequate consideration and reasonably equivalent value for the Assets; and (v) will provide a greater recovery for the Debtors’ creditors and other interested parties than would be provided by any other practically available alternative.
          N. The Purchaser is not an “insider” or “affiliate” of the Debtors as those terms are defined in the Bankruptcy Code. The Purchaser is a Purchaser in good faith, as that term is used in the Bankruptcy Code and the decisions thereunder, and is entitled to the protections of Bankruptcy Code § § 363(m) and (n) with respect to all of the Assets. The Agreement was negotiated and entered into in good faith, based upon arm’s length bargaining, and without collusion or fraud of any kind. Neither the Debtors nor the Purchaser has engaged in any conduct that would prevent the application of Bankruptcy Code § 363(m) or cause the application of or implicate Bankruptcy Code § 363(n) to the Agreement or to the consummation of the sale transaction and transfer of the Assets and Assumed Section 365 Contracts to Purchaser. The Purchaser is entitled to all the protections and immunities of Bankruptcy Code § 363(m).

          O. The Debtors have full corporate power and authority to execute the Agreement and all other documents contemplated thereby, and the sale of the Assets has been duly and validly authorized by all necessary corporate authority by the Debtors to consummate the transactions contemplated by the Agreement. No consents or approvals, other than as may be expressly provided for in the Agreement, are required by the Debtors to consummate such transactions.
          P. The Debtors have advanced sound business reasons for seeking to enter into the Agreement and to sell and/or assume and sell and assign the Assets, as more fully set forth in the Sale Motion and as demonstrated at the Sale Hearing, and it is a reasonable exercise of the Debtors’ business judgment to sell the Assets and to consummate the transactions contemplated by the Agreement. Notwithstanding any requirement for approval or consent by any person, the transfer of the Assets to the Purchaser and the assumption and assignment of the Assumed Section 365 Contracts is a legal, valid and effective transfer of the Assets and any Assumed Section 365 Contracts.
          Q. The terms and conditions of the Agreement, including the consideration to be realized by the Debtors pursuant to the Agreement, are fair and reasonable, and the transactions contemplated by the Agreement are in the best interests of the Debtors’ estates.
          R. Except as otherwise provided in the Agreement, the Assets shall be sold free and clear of all Liens, Claims, Encumbrances and Interests with such Liens, Claims, Encumbrances and Interests to attach to the consideration to be received by the Debtors in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, and Purchaser would not enter into the Agreement to purchase the Assets otherwise. However, in accordance with paragraph 13 of the Final Order (I) Authorizing (A) Secured Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362 and 364(c) and (d); (B) Granting Security Interests, Superpriority Claims and Adequate Protection; and (C) Use of Cash Collateral entered August 18, 2008 (the “DIP Order”), Laurus Master Fund, the Debtors’ pre and post-petition lender (“Laurus”), will be paid in full out of the proceeds of the Sale at the closing.

          S. The transfer of the Assets to Purchaser will be a legal, valid and effective transfer of the Assets, and, except as may otherwise be provided in the Agreement, shall vest Purchaser with all right, title and interest of the Debtors to the Assets free and clear of any and all Liens, Claims, Encumbrances and Interests. Except as specifically provided in the Agreement or this Order, the Purchaser shall not assume or become liable for any Liens, Claims, Encumbrances and Interests relating to the Assets being sold by the Debtors.
          T. The transfer of the Assets to the Purchaser free and clear of all Liens, Claims, Encumbrances and Interests will not result in any undue burden or prejudice to any holders of any Liens, Claims, Encumbrances and Interests as all such Liens, Claims, Encumbrances and Interests of any kind or nature whatsoever shall attach to the net proceeds of the sale of the Assets received by the Debtors in the order of their priority, with the same validity, force and effect which they now have as against the Assets and subject to any claims and defenses the Debtors or other parties may possess with respect thereto. All persons having Liens, Claims, Encumbrances or Interests of any kind or nature whatsoever against or in any of the Debtors or the Assets shall be forever barred estopped and permanently enjoined from pursuing or asserting such Liens, Claims, Encumbrances or Interests against the Purchaser, any of its assets, property, successors or assigns, or the Assets.
          U. The Debtors may sell the Assets free and clear of all Liens, Claims, Encumbrances and Interests of any kind or nature whatsoever because, in each case, one or more of the standards set forth in Bankruptcy Code § 363(f) has been satisfied. Those (i) holders of Liens, Claims, Encumbrances and Interests and (ii) non-debtor parties, who did not object, or who withdrew their objections, to the sale of the Assets and the Sale Motion are deemed to have consented pursuant to Bankruptcy Code § 363(f)(2). All objections to the Sale Motion have been resolved. Those holders of Liens, Claims, Encumbrances and Interests who did object fall within one or more of the other subsections of Bankruptcy Code § 363(f) and are adequately protected by having their Liens, Claims, Encumbrances and Interests, if any, attach to the proceeds of the sale of the Assets ultimately attributable to the property against or in which they claim or may claim any Claims, Encumbrances and Interests.
          V. Not selling the Assets free and clear of all Liens, Claims, Interests and Encumbrances would adversely impact the Debtors’ estates, and the sale of Assets other than one free and clear of all Liens, Claims, Interests and Encumbrances would be of substantially less value to the Debtors’ estates.
          W. The Debtors and the Purchaser have, to the extent necessary, satisfied the requirements of Bankruptcy Code § 365, including Bankruptcy Code § § 365(b)(1)(A), (B) and 365(f), in connection with the sale and the assumption and assignment of the Assumed Section 365 Contracts. The Purchaser has demonstrated adequate assurance of future performance with respect to the Assumed Section 365 Contracts pursuant to Bankruptcy Code § 365(b)(1)(C). The assumption and assignment of the Assumed Section 365 Contracts pursuant to the terms of this Order is integral to the Agreement and is in the best interests of the Debtors, their estates, their creditors and other parties in interest, and represents the exercise of sound and prudent business judgment by the Debtors.
          X. The Assumed Section 365 Contracts are assignable notwithstanding any provisions contained therein to the contrary. Through the provisions of the Agreement, the Debtors have provided for the cures and/or other payments or actions required to assume and assign the Assumed Section 365 Contracts to the Purchaser. The Purchaser has provided adequate assurance of its future performance under the Assumed Section 365 Contracts and the proposed assumption and assignment of the Assumed Section 365 Contracts.
          Y. The Purchaser will be acting in good faith, pursuant to Bankruptcy Code § 363(m), in closing the transactions contemplated by the Agreement at any time on or after the entry of this Order and cause has been shown as to why this Order should not be subject to the stay provided by Bankruptcy Rules 6004(g) and 6006(d).
          Z. The transactions contemplated under the Agreement do not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtors and/or the Debtors’

estates, there is not substantial continuity between the Purchaser and the Debtors, there is no continuity of enterprise between the Debtors and the Purchaser, the Purchaser is not a mere continuation of the Debtors or their estates, there is no common identity of incorporators, directors or stockholders between the Debtors and Purchaser, Purchaser is not holding itself out to the public as a continuation of the Debtors and the Purchaser does not constitute a successor to the Debtors or their estates.
          AA. The sale of the Assets outside of a plan of reorganization pursuant to the Agreement neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates the terms of a liquidating plan of reorganization for the Debtors. The sale does not constitute a sub rosa chapter 11 plan.
          BB. The total consideration provided by the Purchaser for the Assets is the highest and best offer received by the Debtors, and the Purchase Price constitutes (a) reasonably equivalent value under the Bankruptcy Code and the Uniform Fraudulent Transfer Act, (b) fair consideration under the Uniform Fraudulent Conveyance Act and (c) reasonably equivalent value, fair consideration and fair value under any other applicable laws of the United States, any state, territory or possession, or the District of Columbia, for the Assets.
          CC. Time is of the essence in consummating the sale. In order to maximize the value of the Assets, it is essential that the sale of the Assets occur within the time constraints set forth in the Agreement. Accordingly, there is cause to lift the stays contemplated by Bankruptcy Rules 6004 and 6006.
          DD. The Purchaser shall have no obligations with respect to any liabilities of the Debtors other than the Assumed Liabilities and its obligations under the Agreement.
          EE. For purposes of section 363(b)(1) of the Bankruptcy Code, the Debtors have not, in connection with offering a product or service, disclosed to any individual a policy prohibiting the transfer of “personally identifiable information” (as defined in section 101(41A) of the Bankruptcy Code) about individuals to persons that are not affiliated with the Debtors.

NOW, THEREFORE, BASED UPON ALL OF THE FOREGOING, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:
          1. The relief requested in the Sale Motion is granted in its entirety, subject to the terms and conditions contained herein.
          2. Except with respect to objections filed by NDC Health Corporation d/b/a McKesson Provider Technologies (“McKesson”), Oracle USA, Inc. (“Oracle”), Schwartz Communications, Inc. (“Schwartz”), Argent Systems, Inc. (“Argent”), MedAvante, Inc. (“MedAvante”), and Enclarity, Inc. (“Enclarity”; collectively with the others, the “Objecting Parties”), all objections, responses, and requests for continuance concerning the Sale Motion are resolved in accordance with the terms of this Order and as set forth in the record of the Sale Hearing. To the extent any such objection, response or request for continuance was not otherwise withdrawn, waived, or settled, it, and all reservations of rights contained therein, is overruled and denied.
          3. With respect to the Objecting Parties,
     (a) Oracle — (i) the objection filed by Oracle has been resolved subject to the parties’ compliance with this Order, (ii) Oracle consents to the assumption and assignment of Contract #1746057 (CSI#’s 14369118, 13480404, 13501503), Contract #1461017 (CSI# 3381180) and Contract #2163947 (CSI# 15394018), and the licenses to which such contracts relate, subject to Purchaser’s entry into the Standard Oracle Assignment Agreement, and (iii) Oracle shall receive a cure payment in the amount of $154,258.64;
     (b) Argent — (i) the objection filed by Argent has been resolved, (ii) Argent consents to the assumption and assignment of its contract, and (iii) Argent shall receive a cure payment in the amount of $33,117.14;

     (c) McKesson — (i) the objection filed by McKesson has been resolved, (ii) McKesson consents to the assumption and assignment of the subject Services Agreement (the “McKesson Agreement”) to the Purchaser; (iii) no cure amounts are due and owing to McKesson on account of such assumption and assignment, provided, however, notwithstanding the assumption and assignment of the McKesson Agreement and the finding that no cure amounts are due and owing to McKesson, McKesson retains all of its rights of offset and recoupment and the Debtors retain their rights with respect thereto and any net amounts that may be due the Debtors and the estates, as provided for and as contemplated by the McKesson Agreement, and (iv) with respect to the Back-Up Bid (defined below), McKesson shall have until 4:00 pm (ET) on September 17, 2008 to file a further objection regarding the proposed assumption and assignment of the McKesson Agreement to the Back-Up Bidder (defined below);
     (d) Schwartz — the objection filed by Schwartz is overruled as moot as neither the Purchaser nor the Back-Up Bidder propose to acquire the subject contract;
     (e) Enclarity — (i) the objection filed by Enclarity is overruled as moot as to the Purchaser and (ii) with respect to the Back-Up Bid, Enclarity shall have until 4:00 pm (ET) on September 15, 2008 to file a further objection regarding the proposed assumption and assignment of its contract to the Back-Up Bidder; and
     (f) MedAvante — (1) the objection filed by MedAvante has been resolved, (2) MedAvante and ProxyMed acknowledge and agree that the resolution and settlement is not an acknowledgement by either party of any ownership rights in the name or mark “MedAvant”; (3) immediately upon the following, the Debtors shall pay MedAvante the sum of $1 million without setoff of any kind: (A) receipt of $1 million from the Debtors’

applicable insurance carriers, (B) notification by MedAvante of the dismissal with prejudice of its action pending in the United States District Court for the District of New Jersey (the “New Jersey Action”); and (C) receipt by the insurance carriers of any and all releases necessary to effectuate the aforementioned payment; (4) within ten (10) days of entry of this Order, the parties agree to finalize and execute a mutual release of all claims between them, whether or not now known, including but not limited to, an immediate dismissal of the New Jersey Action; (5) upon the sale of the Assets to the Purchaser, the Debtors agree to cease from using the “Medavant” name/mark in any form; (6) in exchange for the $1 million payment by the Debtors to MedAvante, MedAvante further agrees that any purchaser of the Assets will be entitled to use the mark “Medavant,” and derivatives, including “Mymedavant” in its business in the current form(s) as used by the Debtors for a period of six months from consummation of the sale from ProxyMed to such purchaser, provided that such use does not involve any use in connection with the clinical trials business; (7) at the conclusion of the six months period of permitted use, any purchaser of the Assets will cease using “MedAvant” in any form and within two (2) days following the end of the six month period, the Purchaser will convey to MedAvante all domain names, url’s etc which use the “MedAvant” name/mark in any form (including those set forth on the schedules accompanying the sale); and (8) for purposes of clarity, the Purchaser is a beneficiary and shall be able to enforce the provisions hereof.
          4. Notice of the Sale Hearing was fair and equitable under the circumstances and complied in all respects with 11 U.S.C. § 102(1) and Bankruptcy Rules 2002, 6004 and 6006.
          5. The sale of the Assets, the terms and conditions of the Agreement (including all schedules and exhibits affixed thereto), the bid by the Purchaser and the transactions contemplated thereby be, and hereby are, authorized and approved in all respects, including, without limitation, the following amendments (i) the Purchase Price shall be increased to $24,350,000 and (ii) the Closing Date shall be no later than September 22, 2008.
          6. The sale of the Assets and the consideration provided by the Purchaser under the Agreement is fair and reasonable and shall be deemed for all purposes to constitute a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code and any other applicable law.
          7. The Purchaser is hereby granted and is entitled to all of the protections provided to a good faith Purchaser under Bankruptcy Code § 363(m), including with respect to the transfer of the Assumed Section 365 Contracts as part of the sale of the Assets pursuant to Bankruptcy Code § 365 and this Order.
          8. Subject to the terms of the Agreement, the Debtors be, and hereby are, authorized, to assume, perform under, consummate and implement the terms of the Agreement together with any and all additional instruments and documents that may be reasonably necessary or desirable to implement and effectuate the terms of the Agreement, this Order and sale of the Assets contemplated thereby including, without limitation, deeds, assignments, stock powers and other instruments of transfer, and to take all further actions as may reasonably be requested by the Purchaser for the purpose of assigning, transferring, granting, conveying and conferring to the Purchaser, or reducing to possession any or all of the Assets or Assumed Liabilities, as may be necessary or appropriate to the performance of the Debtors’ obligations as contemplated by the Agreement, without any further corporate action or orders of this Court. The Purchaser shall have no obligation to proceed with the Closing of the Agreement until all conditions precedent to its obligations to do so have been met, satisfied or waived.
          9. The Debtors and each other person or entity having duties or responsibilities under the Agreement, any agreements related thereto or this Order, and their respective directors, officers, employees, members, agents, representatives, and attorneys, are authorized and empowered and directed, subject to the terms and conditions contained in the

Agreement, to carry out all of the provisions of the Agreement and any related agreements; to issue, execute, deliver, file, and record, as appropriate, the documents evidencing and consummating the Agreement, and any related agreements; to take any and all actions contemplated by the Agreement, any related agreements or this Order; and to issue, execute, deliver, file, and record, as appropriate, such other contracts, instruments, releases, indentures, mortgages, deeds, bills of sale, assignments, leases, or other agreements or documents and to perform such other acts and execute and deliver such other documents, as are consistent with, and reasonably necessary or appropriate to implement, effectuate, and consummate, the Agreement, any related agreements and this Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Court or further action by their respective directors, officers, employees, members, agents, representatives, and attorneys, and with like effect as if such actions had been taken by unanimous action of the respective directors, officers, employees, members, agents, representatives, and attorneys of such entities. The secretary or any assistant secretary of the Debtors shall be, and hereby is, authorized and directed to certify or attest to any of the foregoing actions (but no such certification or attestation shall be required to make any such action valid, binding, and enforceable). The Debtors are further authorized, empowered and directed to cause to be filed with the secretary of state of any state or other applicable officials of any applicable governmental units any and all certificates, agreements, or amendments necessary or appropriate to effectuate the transactions contemplated by the Agreement, any related agreements and this Order, including amended and restated certificates or articles of incorporation and by-laws or certificates or articles of amendment, and all such other actions, filings, or recordings as may be required under appropriate provisions of the applicable laws of all applicable governmental units or as any of the officers of the Debtors may determine are necessary or appropriate. The execution of any such document or the taking of any such action shall be, and hereby is, deemed conclusive evidence of the authority of such person to so act.

          10. Effective as of the Closing, (a) the sale of the Assets by the Debtors to the Purchaser shall constitute a legal, valid and effective transfer of the Assets notwithstanding any requirement for approval or consent by any person and shall vest Purchaser with all right, title and interest of the Debtors in and to the Assets, free and clear of all Claims, Liens, Interests and Encumbrances of any kind, pursuant to Bankruptcy Code § 363(f), and (b) the assumption of any Assumed Liabilities by the Purchaser shall constitute a legal, valid and effective delegation of any Assumed Liabilities to the Purchaser and shall divest the Debtors of all liability with respect to any Assumed Liabilities.
          11. The sale of the Assets is not subject to avoidance pursuant to Bankruptcy Code § 363(n).
          12. Except to the extent specifically provided in the Agreement, upon the closing, the Debtors shall be, and hereby are, authorized, empowered and directed, pursuant to Bankruptcy Code § § 105, 363(b), to sell the Assets, including those within the Assignment and Assumption Agreement, to the Purchaser. The sale of the Assets shall vest Purchaser with all right, title and interest of the Debtors to the Assets free and clear of any and all Claims, Liens, Interests and Encumbrances and other liabilities and claims, whether secured or unsecured, choate or inchoate, filed or unified, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, disputed or undisputed, or known or unknown, whether arising prior to or subsequent to the Petition Date, whether imposed by agreement, understanding, law, equity or otherwise, with all such Claims, Liens, Interests and Encumbrances to attach only to the proceeds of the sale with the same priority, validity, force, and effect, if any, as they now have in or against the Assets, subject to all claims and defenses the Debtors may possess with respect thereto. The Debtors are hereby authorized and directed to distribute the proceeds of the sale in accordance with paragraph 13 of the DIP Order to Laurus in the full amount of its outstanding indebtedness and in exchange for the release of Laurus’ liens. Following the Closing Date, no holder of any Claims, Liens, Interests and Encumbrances in the Assets shall interfere with the Purchaser’s use and enjoyment of the Assets based on or related to such Claims, Liens, Interests and Encumbrances, or any actions that the Debtors may take in their chapter 11 cases and no person shall take any action to prevent, interfere with or otherwise enjoin consummation of the transactions contemplated in or by the Agreement or this Order.
          13. The provisions of this Order authorizing the sale of the Assets free and clear of Liens, Claims, Encumbrances and Interests, other than Assumed Liabilities, shall be self-executing, and neither the Debtors nor the Purchaser shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate and implement the provisions of this Order. However, subject to the terms of the Agreement the Debtors and the Purchaser, and each of their respective officers, employees and agents are hereby authorized and empowered to take all actions and execute and deliver any and all documents and instruments that either the Debtors or the Purchaser deem reasonably necessary or appropriate to implement and effectuate the terms of the Agreement and this Sale Order. Moreover, effective as of the Closing, the Purchaser, its successors and assigns, shall be designated and appointed the Debtors’ true and lawful attorney and attorneys with respect to the Assets, with full power of substitution, in the Debtors’ name and stead, on behalf and for the benefit of the Purchaser, its successors and assigns, to demand and receive any and all of the Assets and to give receipts and releases for and in respect of the Assets, or any part thereof, and from time to time to institute and prosecute the Debtors’ name, for the benefit of the Purchaser, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Purchaser, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Assets, and to do all acts and things with respect to the Assets which the Purchaser, its successors and assigns, shall deem reasonably desirable. The foregoing powers are coupled with an interest and are and shall be irrevocable by the Debtors.
          14. Upon the Closing Date, the Debtors’ creditors are authorized and directed to execute such documents and take all other actions as may be necessary to release any Encumbrances of any kind against the Assets, as such Encumbrances may have been recorded or may otherwise exist. If any person or entity that has filed financing statements or other documents or agreements evidencing any Liens, Claims, Encumbrances or Interests in or against the Assets shall not have delivered to the Debtors prior to the Closing after request therefor, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, or releases of all such Liens, Claims, Encumbrances or Interests that the person or entity has with respect to the Assets, the Debtors are hereby authorized and directed to execute and file such statements, and empowered to perform under, all instruments, releases and other documents on behalf of the person or entity with respect to such Assets prior to the Closing, and the Purchaser is authorized to file such documents after Closing.
          15. To the greatest extent available under applicable law, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration and governmental authorization or approval of the Debtors with respect to the Assets, and all such licenses, permits, registrations and governmental authorizations and approvals are deemed to have been, and hereby are, directed to be transferred to the Purchaser as of the Closing Date.
          16. All of the Debtors’ interests in the Assets to be acquired by the Purchaser under the Agreement shall be, as of the Closing Date and upon the occurrence of the Closing, transferred to and vested in the Purchaser. Upon the occurrence of the Closing, this Order shall be considered and constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Assets acquired by the Purchaser under the Agreement and/or a bill of sale or assignment transferring good and marketable, indefeasible title and interest in the Assets to the Purchaser.
          17. To the extent permitted by applicable law, except as expressly provided in the Agreement, the Purchaser is not assuming nor shall it or any affiliate of Purchaser be in any way liable or responsible, as a successor or otherwise, for any liabilities, debts, or obligations of the Debtors in any way whatsoever relating to or arising from the Debtors’ ownership or use of the Assets prior to the consummation of the transactions contemplated by the Agreement, or any liabilities calculable by reference to the Debtors or their operations or the Assets, or relating to continuing or other conditions existing on or prior to consummation of the transactions contemplated by the Agreement, which liabilities, debts, and obligations are hereby extinguished insofar as they may give rise to liability, successor or otherwise, against Purchaser or any affiliate of the Purchaser.
          18. Except as otherwise provided in the Agreement, upon the Closing Date, each of the Debtors’ creditors is authorized and directed to execute such documents and take all other actions as may be necessary to release their respective Interests or Claims against the Assets, if any, as may have been recorded or may otherwise exist.
          19. Except as otherwise expressly provided in the Agreement, all persons or entities presently on or after the Closing Date in possession of some or all of the Assets are directed to surrender possession of the Assets to the Purchaser on the Closing Date, or at such time thereafter as the Purchaser may request.
          20. The Assignment and Assumption Agreement is valid and binding, in full force and effect, and enforceable in accordance with its terms.
          21. Subject to the terms of the Agreement, any assumption and assignment agreements/interests to be entered into in connection therewith, and the occurrence of the Closing Date, the assumption by the Debtors of the Assumed Section 365 Contracts and the sale and assignment of such agreements to the Purchaser, as provided for or contemplated by the Agreement, be, and hereby is, authorized and approved pursuant to Bankruptcy Code §§ 363 and 365.
          22. The Assumed Section 365 Contracts shall be deemed valid and binding and in full force and effect and assumed by the Debtors and sold and assigned to the Purchaser at the Closing, pursuant to Bankruptcy Code § § 363 and 365, subject only to the assumption of payment and payment of all prepetition Cure Amounts required to be paid to assume and assign the Assumed Section 365 Contracts to the Purchaser.
          23. Upon the Closing, in accordance with Bankruptcy Code § § 363 and 365, the Purchaser shall be fully and irrevocably vested in all right, title and interest of each Assumed

Section 365 Contract. The Debtors shall reasonably cooperate with, and take all actions reasonably requested by, the Purchaser to effectuate the foregoing.
          24. Pursuant to Bankruptcy Code § § 365(b)(1)(A) and (B), and except as otherwise provided in this Order, parties to any Assumed Section 365 Contracts shall promptly receive payment of the prepetition Cure Amounts, if any, set forth in the notice served by the Debtors on each of the parties to the Assumed Section 365 Contracts, except to the extent that a Pre-Petition Cure Amount was amended on the record of the Sale Hearing, following the assumption and assignment thereof. The prepetition Cure Amounts are hereby fixed at the amounts set forth in the notice served by the Debtors, or the amounts set forth on the record of the Sale Hearing, as the case may be, and the non-debtor parties to the Assumed Section 365 Contracts are forever bound by such prepetition Cure Amounts.
          25. All defaults or other obligations under the Assumed Section 365 Contracts arising prior to the Closing (without giving effect to any acceleration clauses or any default provisions of the kind specified in Bankruptcy Code § 365(b)(2)) shall be deemed cured by payment of the prepetition Cure Amounts.
          26. Any provision in any Assumed Section 365 Contract that purports to declare a breach, default or payment right as a result of an assignment or a change of control in respect of the Debtors is unenforceable, and all Assumed Section 365 Contracts shall remain in full force and effect, subject only to payment of the appropriate prepetition Cure Amount, if any. No sections or provisions of any Assumed Section 365 Contract that purports to provide for additional payments, penalties, charges, or other financial accommodations in favor of the non-debtor third party to the Assumed Section 365 Contracts shall have any force and effect with respect to the sale transaction and assignments authorized by this Order, and such provisions constitute unenforceable anti-assignment provisions under Bankruptcy Code § 365(f) and/or are otherwise unenforceable under Bankruptcy Code § 365(e) and no assignment of any Assumed Section 365 Contract pursuant to the terms of the Agreement shall in any respect constitute a default under any Assumed Section 365 Contract. The non-Debtor party to each Assumed

Section 365 Contract shall be deemed to have consented to such assignment under Bankruptcy Code § 365(c)(1)(B), and the Purchaser shall enjoy all of the rights and benefits under each such Assumed Section 365 Contract as of the applicable date of assumption without the necessity of obtaining such non-Debtor party’s written consent to the assumption or assignment thereof.
          27. Pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code, all parties to the Assumed Section 365 Contracts are forever barred and enjoined from raising or asserting against Purchaser any assignment fee, default, breach or claim or pecuniary loss, or condition to assignment, arising under or related to the Assumed Section 365 Contract existing as of the Closing or arising by reason of the closing, except for any liabilities first arising after the Closing and being assumed by Purchaser under the Agreement.
          28. The Purchaser has satisfied all requirements under Bankruptcy Code §§ 365(b)(1) and 365(b)(2) to provide adequate assurance of future performance under the Assumed Section 365 Contracts.
          29. The Debtors and their estates shall be relieved of any liability for any breach of any of the Assumed Section 365 Contracts occurring from and after Closing, pursuant to and in accordance with Bankruptcy Code § 365(k).
          30. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement and this Order.
          31. The Purchaser has not assumed or is otherwise not obligated for any of the Debtors’ liabilities other than the Assumed Liabilities as set forth in the Agreement, and the Purchaser has not purchased any of the Excluded Assets. Consequently, all persons, Governmental Units (as defined in Bankruptcy Code § § 101(27) and 101(41)) and all holders of Claims, Liens, Interests or Encumbrances based upon or arising out of liabilities retained by the Debtors are hereby enjoined from taking any action against the Purchaser or the Assets to recover any Claims, Liens, Interests or Encumbrances or on account of any liabilities of the Debtors other than Assumed Liabilities pursuant to the Agreement. All persons holding or asserting any Interest in the Excluded Assets are hereby enjoined from asserting or prosecuting such Claims, Liens, Interests or Encumbrances or cause of action against the Purchaser or the Assets for any liability associated with the Excluded Assets.
          32. The Purchaser is not a “successor” to the Debtors or their estates by reason of any theory of law or equity, and the Purchaser shall not assume, nor be deemed to assume, or in any way be responsible for any liability or obligation of any of the Debtors and/or their estates including, but not limited to, any bulk sales law, successor liability or similar liability except as otherwise expressly provided in the Agreement. Except to the extent the Purchaser assumes the Assumed Liabilities pursuant to the Agreement, neither the purchase of the Assets by the Purchaser or its affiliates, nor the fact that the Purchaser or its affiliates are using any of the Assets previously operated by the Debtors, will cause the Purchaser or any of its affiliates to be deemed a successor in any respect to the Debtors’ businesses within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including without limitation filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtors’ liability under such law, rule or regulation or doctrine, or under any product warranty liability law or doctrine with respect to the Debtors’ liability under such law, rule or regulation or doctrine. Purchaser and its affiliates shall have no liability or obligation under the WARN Act 929 U.S.C. §§ 210 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act, or any foreign, federal, state or local labor, employment, or environmental law by virtue of the Purchaser’s purchase of the Assets or assumption of the Assumed Liabilities.
          33. Pursuant to Bankruptcy Code §§ 105 and 363, all persons and entities, including, but not limited to, the Debtors, all debt security holders, equity security holders, the Debtors’ employees or former employees, governmental, tax and regulatory authorities, lenders, parties to or beneficiaries under any benefit plan, trade and other creditors asserting or holding a Lien, Claim, Encumbrance or Interest of any kind or nature whatsoever against, in or with respect to any of the Debtors or the Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to the Debtors, the Assets, the operation of the Debtors’ businesses prior to the Closing Date or the transfer of the Assets to the Purchaser, shall be forever barred, estopped, and permanently enjoined from asserting, prosecuting or otherwise pursuing such Lien, Claim, Encumbrance or Interest against the Purchaser or any affiliate, successor or assign thereof and each of their respective current and former members, officers, directors, managed funds, investment advisors, attorneys, employees, partners, affiliates and representatives (each of the foregoing in its individual capacity), or the Assets.
          34. Nothing in this Order or the Agreement releases, nullifies, precludes, or enjoins the enforcement of any liability to a federal governmental unit of the United States under police and regulatory statutes or regulations against any entity as the operator of property after the date of entry of this Order; provided, however, that the Purchaser and its successors, subsidiaries, affiliates, agents and assigns shall have no liability whatsoever to any governmental units or entity or third-party, including any liability for investigation, remediation, monitoring or natural resource damages, (i) arising out of or relating to the generation, transport, or arranging for transport, recycling, handling, treatment, storage, disposal or release of wastes, substances or materials to or at any third-party location prior to the Closing Date or (ii) for any fines or penalties for any days, prior to the Closing Date, of a violation of or non-compliance with environmental, health or safety laws by the Debtors, their predecessors, subsidiaries, affiliates or agents or with respect to the Assets purchased pursuant to the Agreement. Nothing in this Order is, or shall be deemed or construed to be, an admission of liability by the Debtors under either of the immediately foregoing subclauses (i) and (ii) of this paragraph.
          35. Subject to the terms of the Agreement, the Agreement and any related agreements may be waived, modified, amended, or supplemented by agreement of the Debtors and the Purchaser, without further action or order of the Court; provided, however, that any such waiver, modification, amendment, or supplement is not material and substantially conforms to, and effectuates, the Agreement and any related agreements.

          36. The failure specifically to include any particular provisions of the Agreement or any related agreements in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court, the Debtors and the Purchaser that the Agreement and any related agreements are authorized and approved in their entirety with such amendments thereto as may be made by the parties in accordance with this Order prior to Closing.
          37. No bulk sale law or any similar law of any state or other jurisdiction shall apply in any way to the sale and the transactions contemplated by the Agreement.
          38. To the extent any provisions of this Order conflict with the terms and conditions of the Agreement, this Order shall govern and control.
          39. Nothing in this Order shall alter or amend the Agreement and the obligations of the Debtors and Purchaser thereunder.
          40. This Order and Agreement shall be binding upon and govern the acts of all Persons and entities, including without limitation, the Debtors and the Purchaser, their respective successors and permitted assigns, including, without limitation, any Chapter 11 trustee hereinafter appointed for the Debtors’ estates or any trustee appointed in a Chapter 7 case if this case is converted from Chapter 11, all creditors of any Debtor (whether known or unknown), filing agents, filing officers, title agents, recording agencies, secretaries of state, and all other persons and entities who may be required by operation of law, the duties of their office or contract, to accept, file, register, or otherwise record or release any documents or instruments or who may be required to report or insure any title in or to the Assets.
          41. The provisions of this Order are non-severable and mutually dependent.
          42. Nothing in any order of this Court or contained in any plan of reorganization or liquidation confirmed in the Chapter 11 Cases, or in any subsequent or converted cases of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, shall conflict with or derogate from the provisions of the Agreement or the terms of this Order.

          43. Notwithstanding Bankruptcy Rules 6004, 6006 and 7062, this Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing. In the absence of any person or entity obtaining a stay pending appeal, the Debtors and the Purchaser are free to close under the Agreement at any time, subject to the terms of the Agreement. In the absence of any person or entity obtaining a stay pending appeal, if the Debtors and the Purchaser close under the Agreement, the Purchaser shall be deemed to be acting in “good faith” and shall be entitled to the protections of Bankruptcy Code § 363(m) as to all aspects of the transactions under and pursuant to the Agreement if this Order or any authorization contained herein is reversed or modified on appeal.
          44. Upon notice to Maple Acquisition Company, LLC (the “Back-Up Bidder”) that its Back-Up Bid (as set forth in the Agreement annexed hereto as Exhibit 2) (the “Back-Up Bid”) the parties shall use their best efforts to schedule a closing as soon as possible, subject to payment of the $1 million to Medavant as set forth in paragraph 3(f) above, which payment shall be made at or before closing of the Sale to the Back-Up Bidder.
          45. This Court shall retain exclusive jurisdiction to enforce the terms and provisions of this Order, the Bidding Procedures Order, the Agreement in all respects and to decide any disputes concerning this Order, the Agreement, or the rights and duties of the parties hereunder or thereunder or any issues relating to the Agreement and this Order including, but not limited to, the interpretation of the terms, conditions and provisions hereof and thereof, the status, nature and extent of the Assets and any Assumed Section 365 Contracts and all issues and disputes arising in connection with the relief authorized herein, inclusive of those concerning the transfer of the assets free and clear of all Liens, Claims, Interests and Encumbrances. To the extent there are any inconsistencies between the terms of this Order and the Agreement, the terms of this Order shall control.
Dated:	September 9, 2008 Wilmington, Delaware
/s/ Brendan L. Shannon

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